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                                                                    Exhibit 3.38

                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                        EQUISTAR BALLSTON COMPANY, L.L.C.


         This LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") is made as of June __, 1996, by and among EQUISTAR HOTEL INVESTORS, L.P., a Delaware partnership having an office c/o CapStar Hotels, Inc., 1010 Wisconsin Avenue, N.W., Washington, D C. 20007 ("EquiStar, L.P."), and EQUISTAR ACQUISITION CORPORATION, a Delaware corporation having an office c/o CapStar Hotels, Inc., 1010 Wisconsin Avenue, N.W., Washington, D.C.20007 ("EquiStar Corp ").

                                  WITNESSETH:

         WHEREAS, the parties hereto (collectively, the "Members" and individually, a "Member") desire to form a limited liability company for the purposes hereinafter set forth.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

                  1.1 "Act" shall mean the Limited Liability Act of the State of Delaware, as the same may have been or may be amended.

                  1.2 "Adjusted Capital Account" shall mean, with respect to any Member, such Member's Capital Account balance, increased by such Member's share of Company Minimum Gain and Member Minimum Gain.


                  1.3 "Code" shall mean the Internal Revenue Code of 1986 as the same has been and may hereafter be amended.

                  1.4 "Company" shall have the meaning set forth in Article 2.

                  1.5 "Company Minimum Gain" means "partnership minimum gain," as defined in Treasury Regulations Section 1.704-2(b)(2) and shall be determined in accordance with Treasury Regulations Section 1.704-2(d).
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                  1.6 "Depreciation" shall mean, with respect to any year or portion thereof, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for Federal income tax purposes, except that if the Gross Asset Value of the asset differs from its adjusted tax basis, Depreciation shall be determined in accordance with the methods used for Federal income tax purposes and shall equal the amount that bears the same ratio to the Gross Asset Value of such asset as the depreciation, amortization or other cost recovery deduction computed for Federal income tax purposes with respect to such asset bears to the adjusted Federal income tax basis of such asset; provided, however, that if any such asset that is depreciable or amortizable has an adjusted Federal income tax basis of zero, the rate of Depreciation shall be as determined by the Members.

                  1.7 "Gross Asset Value" shall mean, with respect to any asset, the asset's adjusted basis for Federal income tax purposes, except that
         (i) the Gross Asset Value of any asset contributed to the Company shall be its gross fair market value at the time of contribution, (ii) the Gross Asset Value of any asset distributed in kind to any Member (including upon a liquidation of the Company) shall be the gross fair market value of such asset, and (iii) the Gross Asset Value of any asset determined pursuant to clause (i) above shall thereafter be adjusted from time to time by the Depreciation taken into account with respect to such asset for purposes of determining Net Profit or Net Loss.

                  1.8 "Member" shall mean each of the parties to this Agreement and any other Person to which an interest in the Company is hereafter transferred and who is admitted to the Company in accordance with the terms of this Agreement.

                  1.9 "Member Minimum Gain" means "partner nonrecourse debt minimum gain," as defined in Treasury Regulations Section 1.704-2(i)(2) and determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

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                  1.10 "Member Nonrecourse Debt" means "partner nonrecourse
         debt," as defined in Treasury Regulations Section 1.704-2(b)(4).

                  1.11 "Member Nonrecourse Deductions" means "partner nonrecourse deductions," as defined in Section 1.704-2(i)(1) of the Treasury Regulations and shall be determined in accordance with Section 1.704-2(i)(2) of the Treasury Regulations.

                  1.12 "Net Profit" or "Net Loss" shall mean, with respect to any fiscal year, the taxable income or loss of the Company as determined for Federal income tax purposes, with the following adjustments:

                           1.12.1 Such taxable income or loss shall be increased
                  by the amount, if any, of tax-exempt income received or accrued by the Company;

                           1.12.2 Such taxable income or loss shall be reduced
                  by the amount, if any, of all expenditures of the Company described in Section 705(a)(2)(B) of the Code, including expenditures treated as described therein under Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations;

                           1.12.3 If the Gross Asset Value of any asset is
                  adjusted pursuant to clause (ii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account, immediately prior to the event giving rise to such adjustment, as gain or loss from the disposition of such asset for purposes of computing Net Profit or Net Loss;

                           1.12.4 Gain or loss resulting from any disposition of
                  any asset with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that such Gross Asset Value differs from the adjusted tax basis of such asset; and

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                           1.12.5 In lieu of the depreciation, amortization, or
                  other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year.

                  1.13 "Partnership" shall mean ESBH Limited Partnership, a Delaware limited partnership.

                  1.14 "Percentage Interests" shall have the meaning specified in Section 6.2.

                  1.15 "Property Debt" shall mean that certain

                  1.16 "Property" shall mean (i) that certain property presently known as the Arlington Renaissance located at the Ballston Metro Center, Arlington, Virginia, and all personal property situated at such property or used or useful in connection therewith.

                  1.17 "Regulatory Allocations" has the meaning ascribed thereto in subsection 7.3.8.

                  1.18 "Treasury Regulations" means the rules, regulations, orders and interpretations of rules, regulations and orders validly promulgated by the Treasury Department under the Code, whether final, temporary or proposed, as in effect from time to time.

         2. Formation and Name. Members hereby form a limited liability company (the "Company") pursuant to the provisions of the Act. The business of the Company shall be conducted under the name "EQUISTAR BALLSTON COMPANY, L.L.C." Paul W. Whetsell and William H. Diamond are hereby authorized to execute and record any certificate of formation required by the Act and any certificate or application necessary to qualify the company in any jurisdiction in which it conducts business.

         3. Principal and Registered Offices; Agent for Service of Process.

            3.1 The principal place of business of the Company, and the address of the office at which the records of the Company shall be maintained, shall be in care of CapStar Hotels, Inc., 1010 Wisconsin Avenue, N.W.,Suite 650, Washington, D.C. 20007, or at such other place as may hereafter from time to time be selected by the Managing Member.

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            3.2 The Company's registered office shall be c/o CapStar Hotels,
Inc., 1010 Wisconsin Avenue, N.W., Suite 650, Washington, D.C. 20007.

            3.3 The registered agent of the Company for service of process within the State of Delaware shall be United Corporate Services, 15 East North Street, Dover, Delaware 19901. In the event that the person or entity at any time acting as such agent shall cease to act as such for any reason, EquiStar, L.P. shall appoint a substitute agent. Such agent shall be the agent of the Company on which any process, notice or demand required or permitted by law to be served on the Company may be served.

         4. Term. The term of the Company shall commence upon the execution and delivery of this Agreement and shall continue until terminated by agreement of the Members or as otherwise provided in this Agreement.

         5 Purpose. The purpose of the Company shall be (a) to acquire, hold, manage, finance, pledge, assign and/or dispose of a general partnership interest in the Partnership, (b) to acquire, hold, manage, finance, pledge, assign and/or dispose of a limited partnership interest in the Partnership, (c) to acquire, hold, alter, extend, participate, sell, assign, pledge, foreclose and/or restructure the Property Debt and to act in all respects as the holder of the Property Debt, subject to the terms and conditions of this Agreement, and (d) to engage in any and all activities necessary or incidental to the foregoing including, but not limited to, performing such duties and obligations as the Company may have from time to time pursuant to that certain Limited Partnership Agreement of the Partnership, dated as of June __, 1996 (as amended from time to time, the "Partnership Agreement"). The purposes of the Company shall not include the acquisition, improvement, operation, resale, foreclosure or restructuring of (i) any real property other than the Real Property or (ii) any legal or beneficial interest in any entity other than the Partnership, and the Company shall not engage in any business other than as set forth in the foregoing sentence.

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         6. Capital Contributions; Percentage Interests.

            6.1 Simultaneously with the execution and delivery of this Agreement the Members are making the following contributions to the capital of the
Company:

                           (a) EquiStar, L.P - $99.00
                           (b) EquiStar Corp. - $ 1.00

                  6.2 The Members' percentage interests in the Company ("Percentage Interests") shall be as follows:

                           (a) EquiStar, L.P - 99%
                           (b) EquiStar, Corp. - 1%

                  6.3 If the Company shall require any additional funds after the date hereof, as determined by EquiStar, L.P., the Members shall contribute such funds to the Company in proportion to their respective Percentage Interests.

                  6.4 Except as expressly provided in this Article 6, no Member shall be required to make any capital contributions or loans to the Company and no Member shall make any capital contributions or loans to the Company without the consent of the other Member.

         7. Income and Losses; Distribution of Available Net Income.

                  7.1 A separate "Capital Account" shall be maintained for each Member. Each Member's Capital Account shall be credited with the amount of such Member's capital contributions made in cash and the fair market value (net of liabilities assumed or taken subject to) of all property contributed by such Member and such Member's allocated share of Net Profit, income and gain of the Company. Each Member's Capital Account shall be debited with the amount of any cash distributions to such Member and the fair market value (net of liabilities assumed or taken subject to) of all property distributed in kind to such Member and such Member's allocated share of Net Loss of the Company.

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                  7.2 From and after the date of this Agreement, all Net Profit and all Net Loss of the Company for each year or fraction thereof (determined after taking into account any allocation for such period under Section 7.3) shall be credited to the Capital Accounts of the Members in proportion to their respective Percentage Interests.

                  7.3 Special Allocations.

                           7.3.1 Except as otherwise provided in Section 7.3.2, all items of Company income, gain, deduction and loss shall be allocated among the Members in the same proportion as they share in the Net Profit and Net Loss to which such items relate. Any credits against income tax shall be allocated in accordance with the Members' Percentage Interests.

                           7.3.2 Income, gain, loss or deductions of the Company shall, solely for income tax purposes, be allocated among the Members in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, so as to take account of any difference between the adjusted basis of the assets of the Company and their respective Gross Asset Values in accordance with the traditional method set forth in Section 1.704-3(b) of the Treasury Regulations.

                           7.3.3 Notwithstanding any other provision of this
    Article 7, if there is a net decrease in Company Minimum Gain during any year, each Member shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Section 1.704-2(g) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(f)(6) of the Treasury Regulations. This
    Section 7.3.3 is intended

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    to comply with the minimum gain chargeback requirement in Section 1.704-2(f)
    of the Treasury Regulations and shall be interpreted consistently therewith.

                           7.3.4 Notwithstanding any other provisions of this
    Article 7, if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Member's share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with
    Section 1.704-2(i)(4) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations. This Section 7.3.4 is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i) of the Treasury Regulations and shall be interpreted consistently therewith.

                           7.3.5 Nonrecourse Deductions for any year shall be allocated as Net Loss pursuant to Section 7.2.

                           7.3.6 Any Member Nonrecourse Deductions for any year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(1) of the Treasury Regulations.

                           7.3.7 Notwithstanding any other provision of this
    Article 7, no Member shall be allocated in any year of the Company any Net Loss to the extent such allocation would cause or increase a deficit balance in such Member's Adjusted Capital Account, taking into

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    account all other allocations to be made for such year pursuant to this
    Article 7 and the reasonably expected adjustments, allocations and distributions described in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations. Any such Net Loss that would be allocated to a Member (the "Deficit Member") shall instead be allocated to the other Member. Moreover, if a Deficit Member unexpectedly receives an adjustment, allocation or distribution described in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations which creates or increases a deficit balance in such Member's Adjusted Capital Account (computed after all other allocations to be made for such year pursuant to this Article 7 have been tentatively made as if this Section 7.3.7 were not in this Agreement), such Deficit Member shall be allocated items of income and gain in an amount equal to such deficit balance. This Section 7.3.7 is intended to comply with the qualified income offset requirement of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

                           7.3.8 The allocations set forth in Sections 7.3.3 through 7.3.7 (the "Regulatory Allocations") shall be taken into account in allocating items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

                  7.4 Distributions. All distributions of Company cash and other property shall be made to the Members in proportion to their respective Percentage Interests; provided, however, that the provisions of this Section
    7.4 shall not apply upon the liquidation of the Company or upon the sale of all or substantially all of the Company's assets, it being understood that in such circumstances the provisions of Section 13.4 shall apply.

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            8. Tax Matters. Federal, state and local income tax returns of the
    Company shall be prepared and filed, or caused to be prepared and filed, by EquiStar L.P. EquiStar, L.P. shall at all times be the "tax matters partner" of the Company for purposes of Section 6231(a)(7) of the Code.

            9. Management and Rights, Duties and Obligations of the Members.

                  9.1 The management and control of the Company's business shall be exercised, and all decisions to be made by the Company shall in each case be made, by EquiStar, L.P. EquiStar, L.P. shall have the sole right to bind, or otherwise act on behalf of, the Company. Without limiting the foregoing, EquiStar, L.P. shall have the right, without the consent or approval of EquiStar Corp., to acquire, mortgage or otherwise encumber, and sell or otherwise dispose of the Property or any portion thereof.

                  9.2 Except as otherwise expressly provided in this Agreement, no Member shall have the right to resign from the Company or to demand the return of all or any part of its contribution to the capital of the Company until the Company has been dissolved and terminated, and then only to the extent provided in this Agreement, nor shall any Member have the right to demand or receive property other than cash in return for its contribution.

            10. Transfer of Members' Interests. No Member shall sell, assign, transfer or otherwise dispose of, or mortgage, hypothecate, pledge or otherwise encumber, or permit or suffer any encumbrance of, all or any part of its interest in the Company, or any interest therein.

            11. Resignation, Expulsion or Bankruptcy of a Member. In the event of the resignation, expulsion or bankruptcy of any Member, the Company shall thereupon be dissolved and terminated and the Members shall cause a Certificate of Cancellation in the form required by the Act to be filed with the Secretary of State of Delaware when the Company is dissolved.

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            12. Termination of the Company. Upon the voluntary termination of the Company upon the consent of the Members, the sale or other transfer of all or substantially all of the Company's assets or any other termination of the Company in accordance with the provisions of this Agreement, the Company shall wind up its affairs and shall then be liquidated as provided in
    Article 13.

            13. Gain, Loss and Distribution on Liquidation. Upon any termination of the Company each of the following shall be accomplished:

                  13.1 The Members shall cause to be prepared a statement
            setting forth the assets and liabilities of the Company as of the date of such termination, and such statement shall be furnished to each Member.

                  13.2 The property and assets of the Company, if any, shall be liquidated as promptly as possible, but in an orderly and businesslike manner so as not to involve undue sacrifice.

                  13.3 Any Net Profit or Net Loss realized by the Company upon the sale or other disposition of the property and assets of the Company shall be credited or charged to the capital accounts of the Members pursuant to Section 7.2 or 7.3, as applicable.

                  13.4 The proceeds of sale and all other assets of the Company shall be paid and distributed as follows and in the following order of priority:

                           13.4.1 to the payment of the debts and liabilities of
                  the Company and the expenses of liquidation;

                           13.4.2 to the setting up of any reserves which
                  EquiStar, L.P. determines are reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company or the Members arising out of, or in connection with, the Company; and

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                           13.4.3 to the Members in proportion to their
                  respective Capital Account balances.

            14. Further Assurances; Consents and Approvals. Each party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law, or as may, be necessary or advisable to carry out the intent and purposes of this Agreement.

            15. Single Asset Entity.

                  15.1 Except as may be provided to the contrary in the Lehman Documents (as hereinafter defined), the Company shall at all times conduct its business and operations in accordance with the following provisions so as to maintain itself as a single purpose entity:

                           15.1.1 The Company will not assume liability for the
            debts of any other person, and the Company will not hold itself out as being liable for the debts of any other person;

                           15.1.2 None of the liabilities of the Company shall
            be paid from the funds of the Members or any other person without the Members being obligated for such liabilities;

                           15.1.3 The Company shall not guarantee the debt or
            the performance of any obligation of any of its Members or any other person;

                           15.1.4 The Company will not pledge any of its assets
            for the benefit of any of its Members or any other person, and no person shall pledge its assets for the benefit of the Company;

                           15.1.5 The Company shall conduct its affairs strictly
            in accordance with this Agreement, and shall observe all necessary, appropriate, and customary limited liability company formalities, including, but not limited to, maintaining accurate and

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            separate books, records and accounts (including, but not limited to, transaction accounts with any affiliate of the Company);

                           15.1.6 The books, records, and accounts of the
            Company will at all times be maintained in a manner permitting the assets and liabilities of the Company to be easily separated and readily distinguished from those of any other person;

                           15.1.7 The Company will hold itself out to creditors
            and the public as a legal entity separate and distinct from any other entity, and will not hold itself out to the public or to any of its individual creditors as being a unified entity with assets and liabilities in common with any other person; and

                           15.18 The Company shall not commingle its assets or
            funds with those of any other person (except as may be permitted under that certain Cash Collateral Agreement, dated as of December 21, 1995, among EquiStar, L.P., Lehman Brothers Holdings Inc. (the "Lender") and Wells Fargo Bank, National Association), and to be entered into by the Company.

                  15.2 The Company shall have the authority to enter into (i) that certain Master Loan Facility Agreement, dated December 21, 1995, among EquiStar, L.P., the "Affiliate Borrowers" (as such term is defined therein) and Lender, (ii) that certain Loan Agreement (the "Loan Agreement"), dated December 21, 1995, between the Lender and the Company, and (iii) all Loan Documents (as such term is defined in the Loan Agreement), and to undertake all obligations set forth in the foregoing documents (such documents being, collectively, the "Lehman Documents").

                  15.3 For so long as any amounts remain outstanding under the Loan Agreement, the Company shall not terminate or amend (i) the provisions of Sections 5 and 15

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    hereof or (ii) any other provision of this Agreement in any way which would endanger the single asset character of the Company.

            16. Notices. Unless otherwise specified in this Agreement, all notices, demands, elections, requests or other communications (collectively "notices") which any Member may desire or be required to give hereunder shall be in writing and shall be given by mailing the same by registered or certified mail, return receipt requested, or by Federal Express or comparable air courier service, postage prepaid, or by delivering the same by hand, addressed to the Members at their addresses first set forth above.

            17. Captions. All section and article titles or captions contained in this Agreement and the table of contents, if any, are for convenience only and shall not be deemed a part of this Agreement.

            18. Variations of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person(s) or entity(ies) may require.

            19. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

            20. Governing Law. This Agreement is made pursuant to the provisions of the Act and shall be construed accordingly.

            21. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not inure to the benefit of, or be enforceable by, any other person or entity.

            22. Invalidity. If any provision or any portion of any provision of this Agreement, or the application of any such provision or any portion thereof to any Member or circumstance,

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    shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, and the application of such provision or such portion to a Member or to circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                     EQUISTAR HOTEL INVESTORS, L.P.,
                     a Delaware limited partnership

                     By:  Cherwell Investors, Inc.,
                          a Delaware corporation, general partner

                          By: /s/ Bradford Bernstein
                              ---------------------------------------
                              Name: Bradford Bernstein
                              Title: Vice President


                     By:  CapStar Executive Investors I, L.L.C.,
                          a Delaware limited liability company, general partner

                          By: /s/   ?
                              ---------------------------------------
                              Member

                     EQUISTAR ACQUISITION CORPORATION,
                     a Delaware corporation


                     By:       /s/ Paul W. Whetsell
                          -------------------------------------------
                          Name: Paul W. Whetsell
                          Title: President


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